UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2016

EASTMAN CHEMICAL COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-12626	62-1539359
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 South Wilcox Drive
Kingsport, TN		37662
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (423) 229-2000

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On October 31, 2016, Eastman Chemical Company (the “Company”) issued a press release (the “Tender Offer Press Release”) announcing the commencement of a cash tender offer (the “Tender Offer”) for up to $400 million combined aggregate principal amount of its 4.5% Notes due 2021, 3.6% Notes due 2022, 7 1/4% Debentures due 2024, 7 5/8% Debentures due 2024, 3.80% Notes due 2025, and 7.60% Debentures due 2027. The consummation of the Tender Offer is conditioned upon the offer and sale by the Company of new debt securities on terms acceptable to the Company and other customary closing conditions.

A copy of the Tender Offer Press Release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

In addition, on October 31, 2016, the Company delivered an irrevocable notice of redemption to the holders of the Company’s 6.30% Notes due 2018 (the “2018 Notes”). In accordance with the terms and conditions of the 2018 Notes and the indenture governing the 2018 Notes, the Company will redeem the entire approximately $160 million aggregate principal amount of the 2018 Notes outstanding on November 30, 2016 at the redemption price set forth in the notice of redemption.

The information contained in this report shall not constitute an offer to sell, or a solicitation of an offer to purchase, any securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful. The Tender Offer is being made solely pursuant to the Offer to Purchase and related Letter of Transmittal, which set forth the complete terms of the Tender Offer.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Number	Exhibit

99.1	Press release dated October 31, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTMAN CHEMICAL COMPANY

Date: October 31, 2016	By:	/s/ Brian L. Henry
Brian L. Henry Senior Securities – Governance Counsel and Assistant Secretary

EXHIBIT INDEX

Exhibit Number	Exhibit

99.1	Press release dated October 31, 2016.